UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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CONCEPTUS, INC.
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Supplemental Information Regarding Proposal 3 -

Advisory Vote on Compensation (“Say on Pay”)

The following information may be used by Conceptus, Inc. (the “Company,” “we,” “us,” or “our”) and its proxy solicitor, MacKenzie Partners, Inc., to communicate with certain stockholders. This information supplements information contained in the Company’s definitive proxy statement dated April 13, 2012, which we refer to as our proxy statement.

Conceptus Stockholders:

At the Company’s Annual Meeting on May 22, 2012, you will be asked to cast an advisory vote to approve the compensation of our named executive officers (our “Say-on-Pay” proposal). Our Board of Directors has recommended that you vote FOR the approval of our Say-on-Pay proposal. ISS Proxy Advisory Services (“ISS”) has recommended that their clients vote against our Say-on-Pay proposal. We believe their analysis is flawed in several key respects and that our stockholders should disregard these recommendations and vote to support our Say-on-Pay proposal for the following reasons (each as discussed in detail below):

1.	In December 2011, Keith Grossman was recruited by our Board as our new CEO to improve our financial and operational performance and increase stockholder value. Under Mr. Grossman’s leadership our performance and stock returns have improved dramatically.

Our stock performance has improved dramatically during the five months that Mr. Grossman has led the Company as its Chief Executive Officer.

Our new CEO, Mr. D. Keith Grossman, was recruited from TPG Capital, a leading global private investment firm, in December 2011. Hiring Mr. Grossman was key to our financial and operational performance and future growth. Under Mr. Grossman leadership, Year-to-Date (through May 16, 2012) our total stockholder return (TSR) has increased by approximately 34%. Additionally, since December 2011, we have made a number of operational improvements in our commercial area to restore growth to the Company, including the unwinding of five dilutive outside relationships, reducing headcount by 35 in the field sales force, restructuring sales compensation to align with performance, launching a top to bottom effectiveness and efficiency audit of our sales force practices and tools and executing a definitive settlement of a patent infringement suit that resulted in the removal of the only competitor from the market. Our first quarter has indicated a strong start to 2012, beating external consensus on both net sales and adjusted EBITDA.

New-hire pay was negotiated and necessary to recruit our new CEO and was in the best interests of our stockholders.

ISS raises concerns that our new CEO’s base salary of $525,000 is above that of our former CEO’s (a 6.7% increase). His target bonus pay percentage of 90% of base salary, however, is lower than that of our former CEO, whose target bonus pay percentage was 100% of base salary. When recruiting a new CEO there are a number of factors that must be considered, including the current CEO’s package, the salary requirements for the new executive, as well as the time until the next review cycle. Considering these factors, the desired overall compensation package, the competitive market for talent and our desire to recruit a new CEO in a short period (under 90 days), to keep the business moving forward, the Compensation Committee believes the actions taken to secure the employment of Mr. Grossman were in the best interest of our stockholders.

In addition to misstating the mix of stock appreciation rights and restricted stock units granted to our named executive officers, as discussed in more detail below, ISS states that the inducement equity grants that we awarded to Mr. Grossman in December 2011 in order to recruit him to join our Company “is a concern to stockholders” in light of our historical TSR performance. We disagree with ISS. Our historical TSR performance should not be relevant to Mr. Grossman’s new-hire pay, which was negotiated and was determined by our Board to be necessary to induce Mr. Grossman to enter into employment with our Company and to be held accountable for our performance going forward through the use of equity awards. Mr. Grossman will only realize value under the inducement grants based on the performance of the Company and the ability to increase value for our stockholders. During Mr. Grossman’s short tenure, he has already delivered improvements in our operating performance and our stockholder returns have dramatically increased.

Our Board engaged in extensive arms-length negotiations with Mr. Grossman in recruiting him. In order to hire Mr. Grossman, we had to induce him to leave his position with TPG Capital, including asking him to give up his long-term career prospects there and walk away from significant potential upside from investments at TPG Capital. These arm’s-length negotiations culminated in our agreement to provide Mr. Grossman with a compensation package that included a slightly higher base salary, a lower bonus percentage and one-time inducement grants of stock appreciation rights and restricted stock units. The inducement awards are subject to four-year vesting schedules and will not provide actual realizable compensation to Mr. Grossman unless he continues to serve as our CEO through this period. The inducement awards are also heavily tied to improvements in our stock price via the stock appreciation rights, which make up approximately 63% of the grant value awarded to Mr. Grossman, therefore creating even more alignment with our stock performance. Furthermore, as ISS acknowledges, Mr. Grossman did not receive any cash incentive awards during 2011 since he was not with the Company long enough to justify a cash incentive for 2011.

ISS’ view fails to take into account the careful and deliberate considerations and judgments of our Board in assessing our business needs and structuring an appropriate compensation package necessary to recruit Mr. Grossman, a role that our Compensation Committee as well as our Board takes seriously. To address these matters, the Board met five times and an independent committee of the Board met nine times during 2011 in executive session to ensure the decisions made were fair and reasonable to all parties, including our stockholders. It is our Board’s responsibility to identify and recruit as our CEO the person it believes to be best suited to lead the Company, improve our financial performance and increase stockholder value. In discharging this important responsibility, in 2011 our Board determined that Mr. Grossman was the person most qualified to serve as our CEO and accomplish these goals. Mr. Grossman is widely recognized in the medical technology industry as an outstanding business leader with an impressive track record of building clinically relevant businesses that create value for stockholders.

2.	Our new CEO should not be held accountable for our past TSR performance, the very performance that he was recruited to address and which has dramatically improved under his leadership.

ISS’ quantitative pay-for-performance analysis is flawed because it:

•	compares our newly recruited CEO’s pay, which includes one-time inducement equity grants, to the annual pay of continuing CEOs, which do not include similar inducement grants; and

•	penalizes our new CEO, who served for less than one month during 2011, for our historical 3 and 5-year TSR performance.

ISS states that our “CEO’s pay package has increased significantly” and that his compensation for 2011 is “214 percent greater than FY2010’s level.” These statements are misleading as they are actually comparing our new CEO’s 2011 new-hire pay (inclusive of one-time inducement equity grants awarded in connection with his appointment) to our former CEO’s 2010 compensation. Additionally, ISS unreasonably compares Mr. Grossman’s negotiated new-hire pay to the annual pay of continuing CEOs at a comparator peer group. Unlike our CEO’s new-hire pay, the annual pay of continuing CEOs do not include one-time inducement equity grants. New-hire inducement equity grants are typically two to four–times the size of typical annual grants. Hence, for ISS to compare a new CEO’s initial inducement compensation to the compensation paid to continuing CEOs is inherently flawed. Excluding Mr. Grossman’s one-time inducement equity awards, his 2011 pay (as reported in the Summary Compensation Table of our Proxy Statement) was only $14,135 (or $525,000, if annualized). Analyzed as a multiple of the median CEO pay at the comparator group (ISS’ own quantitative standard for measuring whether CEO pay is excessive), this ranks at the “low concern” level.

Mr. Grossman served as our CEO for less than one-month during 2011. ISS acknowledges that our new CEO did not get a cash incentive award for 2011, which is reflective of the fact that he was employed at the Company for only 20 days. ISS further acknowledges that “CEO Grossman cannot be held accountable for the poor performance of CEO Sieczkarek.” However, in analyzing our pay-TSR alignment, ISS compares Mr. Grossman’s 2011 pay, including the full value attributed to his one-time inducement awards, to our historical 3 and 5-year TSR performance, during which time he did not serve as our CEO. By comparing Mr. Grossman’s 2011 new-hire pay to our historical TSR performance, ISS does exactly what they acknowledge is not appropriate to do–holding our new CEO accountable for our historical TSR performance.

Additionally, we believe that the GICS “comparator group” used by ISS to evaluate our pay-for-performance alignment is not an appropriate peer group for several reasons. The ISS comparator group selection process only considers three basic, data-driven factors: industry classification (based on the Standard & Poors GICS code system), revenue, and market capitalization. While the Company views these factors as important selection criteria, our Compensation Committee also reviews a number of additional metrics when developing the Company’s compensation benchmarking peer group, including: net income, research and development expenditures, number of employees, known competitors for talent, company location, and company stage of development and business lines. The impact of overlooking factors such as direct competitors for talent, company location and business type has a material impact on the quality of the ISS comparator group. For example, several companies listed in the Company’s peer group, but not listed in the ISS comparator group, are headquartered within 30 miles of the Company and have the same industry classification as the Company. These companies, such as Accuray, Align Technologies, Hansen Medical and Thoratec, clearly impact the competitive market for both employee and executive talent in which we operate, and should therefore be considered in any assessments involving relative compensation levels. In addition, in developing the Company’s peer group, the Compensation Committee also reviews which companies list the Company as a peer in their respective proxy statements. Using this “peers of peers” approach is an increasingly common selection screen designed to identify other companies that might consider the Company as a talent competitor. The Company’s peer group includes companies such as MAKO Surgical and Palomar Medical Technologies, both of which list the Company as a peer but do not appear in the ISS comparator group. As a result of neglecting these important selection factors, the ISS comparator group overlaps with the Company’s peer group by less than 50% (only 10 out of 24 ISS-selected companies align with the Company’s peer group).

If ISS had instead used the Company’s disclosed peer group to evaluate our pay-for-performance alignment, our pay-for-performance results are strong. Using our new CEO’s annualized compensation for 2011 (including one-third the value of his inducement grant, with the presumption that the inducement grant was three-times a market-based ongoing grant, to place the grant on par with peer practices) under ISS’ own relative and absolute pay-TSR quantitative standards, we would rank at the “low concern” levels, indicating a strong pay-for-performance link. The chart below displays weighted average Relative Degree of Alignment (RDA) rankings for Conceptus (▲) and its disclosed proxy peers (¢) calculated in accordance with ISS’ methodology (with one-third the value of 2011 CEO new hire grants). The blue bar represents the area where pay and performance demonstrate alignment (according to the ISS model).

3.	If ISS had considered realizable pay, they would conclude that our CEO's pay for 2011 is closely aligned with Company performance.

When the compensation of our CEO is examined on a realizable basis, it is not only considerably lower than his reported compensation, but also appropriately linked to Company performance.

Approximately 92% of Mr. Grossman’s 2011 total compensation as reported by ISS is attributable to a one-time inducement grant of stock appreciation rights and restricted stock units. ISS treats this grant value as risk-free cash, and analyzes Mr. Grossman’s compensation as if this were cash. These awards are subject to four-year vesting schedules and will not provide actual realizable compensation to Mr. Grossman unless he continues to serve as our CEO through this period. Additionally, the value of these stock appreciation rights and restricted stock units depends on the Company’s stock price. In fact, the “realizable” value of Mr. Grossman’s 2011 compensation is much lower than the reported value and was only $14,135 given that “realizable value” would include only the value of vested stock appreciation rights and restricted stock units that vested during the year rather than the grant date fair value of unvested awards.

4.	The Company’s executive compensation programs and policies have not changed since last year’s annual meeting of stockholders, at which approximately 99% of the votes cast by our stockholders supported such executive compensation programs and policies.

Our executive compensation programs and policies have not changed since last year’s annual meeting of stockholders, at which our stockholders expressed very strong support for these programs and policies.

ISS states that the structure of long-term equity awards, which was approved by our stockholders in 2011 with overwhelming support, is not “rigorously performance-based” as they are not tied to specific performance-metrics. We disagree with ISS. Our long-term incentive awards, largely in the form of stock appreciation rights, are inherently performance-based and the lack of specific metrics do not nullify the performance attributes of these awards. Stock appreciation rights closely align the interests of our executives with those of our stockholders because our executives will only realize a return if our stock price increases. They also place a significant portion of compensation at risk if our objectives are not achieved and provide no guaranteed value. ISS states that we pay 31% of long-term incentives in stock options and 69% in time-based restricted stock. This statement is factually incorrect. In fact, based on ISS’ calculations, we pay 69% of long-term incentives in stock appreciation rights (similar to stock options) and only 31% in time-based restricted stock units. Additionally, while we do not have performance metrics tied to our equity awards, our 2011 annual cash incentive program was tied 80% to company-wide pre-established financial objectives of revenues and adjusted EBITDA and 20% to individual financial objectives for each named executive officer, other than Mr. Grossman who, because of his short tenure, did not participate.

FOR THE FOREGOING REASONS, WE BELIEVE THAT A VOTE APPROVING, ON AN ADVISORY BASIS, OUR SAY-ON-PAY PROPOSAL IS WARRANTED. ACCORDINGLY, WE URGE YOU TO VOTE “FOR” OUR SAY-ON-PAY PROPOSAL (PROPOSAL 3).

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